Footnote 1 to Table II of Form 4 filed by Wendell H. Murphy on July 2, 2009
On June 30, 2009, the reporting person settled a variable prepaid forward agreement (the "Agreement") that was entered into on June 30, 2004 with an unaffiliated third party purchaser.
The Agreement obligated the reporting person to deliver to the purchaser up to 155,002 shares of SFD common stock (or, at the reporting person?s election, an equivalent amount of cash)
on the scheduled valuation date (June 30, 2009).  In exchange for assuming this obligation, the reporting person received a cash payment of $3,913,358.80 as of the date of entering into the Agreement. The reporting person pledged 155,002 shares of SFD common stock (the "Pledged Shares") to secure his obligations under the contract, and retained dividend and voting rights in the Pledged Shares during the term of the pledge.  The Agreement provided that the number of shares of SFD common stock that the reporting person would be obligated to deliver to the purchaser on the scheduled valuation date would be determined as follows:  (a) if the volume weighted average price of SFD common stock (the "Final Price") on each of the 10 exchange business days prior to and including the scheduled valuation date (the "Averaging Period") was less than or equal to $29.6189 (the "Floor Price"), the reporting person would deliver to the purchaser all of the Pledged Shares; (b) if the Final Price on any date during the Averaging Period was between the Floor Price and $38.5046 (the "Cap Price"), the reporting person would deliver to the purchaser a number of shares of SFD common stock as determined by reference to a formula specified in the Agreement; and (c) if the Final Price on any date during the Averaging Period was greater than the Cap Price, the reporting person would deliver to the purchaser a number of shares of SFD common stock as determined by reference to a formula specified in the Agreement.  The Final Price on each day during the Averaging Period ranged from $10.5962 to $13.8780.  Accordingly, the reporting person transferred to the purchaser
155,002 of the Pledged Shares to settle his obligation under the Agreement.